Exhibit 10.25

RETENTION BONUS AGREEMENT

This Retention Bonus Agreement (the “Agreement”) is entered into as of the 24th day of March, 2008, between Gordmans, Inc., a Delaware corporation, (the “Company”) and Norm Farrington, Vice President and Chief Information Officer of the Company, (“Executive”).

1. The Company is considering a transaction which would result in a change of control of the Company (the “Transaction”).

2. The Company desires to offer Executive a one-time bonus as a reward for Executive’s loyalty and to provide an incentive to Executive not to voluntarily terminate his employment with the Company. Therefore, on the condition that the Transaction has been consummated on or prior to November 1, 2008, the Company agrees to pay an amount equal to $150,000 in a single lump sum bonus to Executive within sixty (60) days after the period commencing on the date hereof and ending one year from the consummation of the Transaction (the “Retention Period”), subject to the existence of one or more of the following conditions:

a.	Executive remains continuously employed by the Company from now through the end of the Retention Period; or

b.	During the portion of the Retention Period which occurs after the consummation of the Transaction, the Company (or its successor) terminates Executive’s employment without Cause; or

c.	During the portion of the Retention Period which occurs after the consummation of the Transaction, Executive voluntarily terminates his or her employment by the Company for a Good Reason.

If a Transaction is not consummated on or before November 1, 2008, no amount shall be payable under this Agreement and this Agreement will terminate at such time.

3. For purposes of this Agreement:

a. “Cause” means (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or its parent, subsidiaries or affiliates (together, the “Company Group”); (ii) substantial and repeated failures to meet the goals, duties and objectives reasonably assigned to Executive by the Company; (iii) gross negligence; (iv) willful misconduct with respect to the Company Group; or (v) conduct tending to bring the Company Group into substantial public disgrace or disrespect; provided, however, that the events described in the foregoing clauses (ii) and (iii) above shall not constitute Cause unless the Company shall have notified Executive in writing describing the events which constitute Cause and then only if Executive shall have failed to cure such events within thirty (30) days after Executive’s receipt of such written notice.

b. “Good Reason” means any one or more of the following: (i) a material adverse reduction in Executive’s duties or authority; (ii) any material involuntary reduction in Executive’s annual base salary in effect on the date of this Agreement; (iii) a material adverse change in the method of determining Executive’s annual bonus; or (iv) the geographic location at which Executive must perform his services is moved to another location more than 75 miles away from the current location. In order for Executive’s voluntary termination to be deemed for Good Reason, (i) Executive shall provide written notice to the Company of the existence of a condition specified in this subsection 3.b (a “Condition”) within thirty (30) days of the initial existence of such Condition; and (ii) the Company shall have failed to cure such Condition within thirty (30) days after receipt of such notice. For purposes of this subsection 3(b), a change shall be materially adverse if: (A) as to a reduction in Executive’s duties or authority, Executive ceases to oversee less than ninety percent (90%) of Executive’s administrative and budgeting responsibility as of the date hereof; provided, however, a change in direct reports to Executive, or a change in the person(s) to whom Executive reports, shall not in itself constitute a material adverse change in duties or authority; and (B) as to Executive’s annual base salary or method of determining annual bonus, the change results in a reduction of annual salary or bonus, as applicable, of more than ten percent (10%) for substantially the same level of responsibility and performance.

4. This bonus will not be paid unless Executive executes, and does not revoke, a release of all claims against the Company, such release to be in a form approved by the Company’s Human Resources Committee prior to the consummation of the Transaction.

5. In the event of the voluntary or involuntary termination of Executive’s employment in accordance with subsection 2b or 2c above, the provisions of this Agreement will replace and be implemented in lieu of any other termination benefits that might otherwise be payable to Executive as a result of such termination under any other agreement or policy. This bonus is subject to applicable withholding for federal and state income taxes.

6. This Agreement does not give any Executive any legal or equitable rights against the Company Group except as expressly provided herein. In particular, this Agreement does not give Executive a right to be retained in the employment of the Company Group. Executive remains subject to assignment, reassignment, promotion, transfer, layoff, reduction, changes in employment terms, suspension and discharge.

7. This Agreement is governed by the laws of the State of Nebraska.

COMPANY:		EXECUTIVE:

GORDMANS, INC.

By:
Its:	PRESIDENT/CEO	Norm Farrington